Exhibit 99.1

Astec Industries, Inc.
  1725 Shepherd Road  | Chattanooga, TN  37421  | Phone (423) 899-5898  | Fax (423) 899-4456

ASTEC Q1 2012 EARNINGS UP 20% ON 16% INCREASE IN SALES

CHATTANOOGA, Tenn. (April 24, 2012) - Astec Industries, Inc. (Nasdaq:  ASTE) today reported results for their first quarter ended March 31, 2012.  Net sales for the first quarter of 2012 were $266.6 million compared to $230.2 million for the first quarter of 2011, a 16% increase.  Earnings for the first quarter of 2012 were $12.2 million or $0.53 per diluted share compared to earnings for the first quarter of 2011 of $10.1 million or $0.44 per diluted share, an increase of $0.09 or 20% per diluted share.

International sales increased 27%, from $82.7 million for the first quarter of 2011 to $105.2 million for the first quarter of 2012.  Domestic sales were $161.4 million for the first quarter of 2012 compared to $147.5 million for the first quarter of 2011, a 9% increase.

The Company’s domestic backlog increased 30%, from $124.8 million at March 31, 2011 to $162.8 million at March 31, 2012.  The international backlog at March 31, 2012 was $122.8 million, a 12% decrease from the March 31, 2011 international backlog of $139.9 million.  The March 31, 2011 backlog has been restated to reflect acquisitions made late in 2011.

Consolidated financial information for the first quarter ended March 31, 2012 and additional information related to segment revenues and profits are attached as addenda to this press release.

Commenting on the announcement, Dr. J. Don Brock, Chairman and Chief Executive Officer, stated, “We are pleased with our sales and earnings growth during the first quarter of 2012.  Our sales growth was in line with our expectations but our gross margins are not where we want them. Although they improved over the fourth quarter of 2011, we will continue to focus on improving our gross margins and refining our manufacturing processes on our new products.  The expiration of the R&D tax credit at the end of 2011 resulted in a first quarter increase in our effective tax rate to 37% from our historical average of 35%, reducing earnings by $0.02 per share.”

Dr. Brock continued, “Considering the many uncertainties in our economy and the environment of regulatory change, we believe our revenue and earnings growth validates our strategy over the past two years.  We will continue to actively seek accretive bolt-on acquisitions and to develop new products to meet the needs of our customers.”

Investor Conference Call and Web Simulcast
Astec will conduct a conference call on April 24, 2012, at 10:00 A.M. Eastern Time to review its first quarter results as well as current business conditions.  The number to call for this interactive teleconference is (877) 407-9210.  International callers should dial (201) 689-8049.   Please reference Astec Industries.

The company will also provide an online Web simulcast and rebroadcast of the conference call.  The live broadcast of Astec’s conference call will be available online at the Company’s website:  www.astecindustries.com/conferencecalls. An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Friday, May 8, 2012 by dialing (877) 660-6853, or (201) 612-7415 for international callers, Account #286, Conference ID# 392851.  A transcription of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 business days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for building and restoring the world’s infrastructure.  Astec’s manufacturing operations are divided into four primary business segments:  aggregate processing and mining equipment; asphalt production equipment; mobile asphalt paving equipment; and underground boring, directional drilling and trenching equipment.  Additionally, the Other Group contains one subsidiary that manufactures equipment used for wood processing and recycling and one that is a company-owned dealership located in Australia.

The information contained in this press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the Company’s financial performance in the second quarter of 2012, the effects on the Company from its backlog, the effects of our recent acquisitions, dispositions, and joint ventures, and the success of our product development activities.  These forward-looking statements reflect management’s expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include:  general uncertainty in the economy, rising oil and liquid asphalt prices, rising steel prices, the affect of any future federal stimulus package, decreased funding for highway projects, the relative strength/weakness of the dollar to foreign currencies, production capacity, general business conditions in the industry, demand for the Company’s products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity, tax rates and the impact of future legislation thereon, and those other factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2011.

For Additional Information Contact:
J. Don Brock
Chairman of the Board & C.E.O.
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: dbrock@astecindustries.com
or
David C. Silvious
Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: dsilvious@astecindustries.com
or
Stephen C. Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com

Astec Industries, Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	Mar 31	Mar 31
	2012	2011
Assets
Current assets
Cash and cash equivalents	$41,642	$80,171
Receivables, net	113,609	100,221
Inventories	313,407	272,663
Prepaid expenses and other	21,976	21,173
Total current assets	490,634	474,228
Property and equipment, net	191,489	167,567
Other assets	43,607	35,025
Total assets	$725,730	$676,820
Liabilities and equity
Current liabilities
Accounts payable - trade	$56,137	$52,124
Other accrued liabilities	92,593	92,684
Total current liabilities	148,730	144,808
Other non-current liabilities	33,901	29,987
Total equity	543,099	502,025
Total liabilities and equity	$725,730	$676,820

Astec Industries, Inc.
Consolidated Statements of Income
(in thousands, except shares and share data)
(unaudited)

	Three Months Ended
	Mar 31
	2012	2011
Net sales	$266,637	$230,189
Cost of sales	205,991	175,485
Gross profit	60,646	54,704
Selling, general, administrative & engineering expenses	41,887	39,489
Income from operations	18,759	15,215
Interest expense	47	36
Other income, net of expenses	850	406
Income before income taxes	19,562	15,585
Income taxes	7,304	5,427
Net income	12,258	10,158
Net income attributable to noncontolling interest	13	14
Net income attributable to controlling interest	$12,245	$10,144

Earnings per Common Share
Net income attributable to controlling interest
Basic	$0.54	$0.45
Diluted	$0.53	$0.44

Weighted average common shares outstanding
Basic	22,643,406	22,566,105
Diluted	23,053,873	22,919,430

Astec Industries, Inc.
Segment Revenues and Profits
For the three months ended March 31, 2012 and 2011
(in thousands)
(unaudited)

	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2012 Revenues	68,671	91,304	41,993	36,729	27,940	266,637
2011 Revenues	73,754	78,853	49,955	11,667	15,960	230,189
Change $	(5,083)	12,451	(7,962)	25,062	11,980	36,448
Change %	(6.9%)	15.8%	(15.9%)	214.8%	75.1%	15.8%

2012 Gross Profit	16,396	23,737	10,604	5,134	4,775	60,646
2012 Gross Profit %	23.9%	26.0%	25.3%	14.0%	17.1%	22.7%
2011 Gross Profit	19,228	18,749	13,440	123	3,164	54,704
2011 Gross Profit %	26.1%	23.8%	26.9%	1.1%	19.8%	23.8%
Change	(2,832)	4,988	(2,836)	5,011	1,611	5,942

2012 Profit (Loss)	7,391	9,571	3,921	128	(9,280)	11,731
2011 Profit (Loss)	10,820	5,622	7,312	(3,849)	(8,500)	11,405
Change $	(3,429)	3,949	(3,391)	3,977	(780)	326
Change %	(31.7%)	70.2%	(46.4%)	103.3%	(9.2%)	2.9%

Segment revenues are reported net of intersegment revenues.  Segment gross profit is net of profit on intersegment revenues.  A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Three months ended March 31
	2012	2011	Change $
Total profit for all segments	$11,731	$11,405	$326
Net income attributable to non-controlling interest in subsidiary	(13)	(14)	1
Recapture (elimination) of intersegment profit	527	(1,247)	1,774
Net income attributable to controlling interest	$12,245	$10,144	$2,101

Astec Industries, Inc.
Backlog by Segment
March 31, 2012 and 2011
(in thousands)
(unaudited)

	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2012 Backlog	123,327	102,686	10,799	35,816	12,980	285,608
2011 Backlog	111,515	92,308	19,911	33,198	7,774	264,706
Change $	11,812	10,378	(9,112)	2,618	5,206	20,902
Change %	10.6%	11.2%	(45.8%)	7.9%	67.0%	7.9%